EXHIBIT 11.1


                       SILICON STORAGE TECHNOLOGY, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


PRIMARY AND FULLY DILUTED BASIS:

                                                         THREE MONTHS ENDED SEPTEMBER 30,
                                                         --------------------------------
                                                              1995            1996
                                                              ----            ----
Weighted average shares of common stock                       6,475          23,098
Weighted average shares of common stock obtainable
    on exercise of options and warrants and upon
    conversion of convertible preferred stock                 8,113           1,901
SAB 83                                                        3,596               -
                                                            -------          ------
Shares used in per share calculation                         19,269          24,999
                                                            -------          ------
Net income                                                   $2,309          $3,693
                                                            -------          ------
Net income per share                                          $0.12           $0.15
                                                            -------          ------
                                                            -------          ------


PRIMARY AND FULLY DILUTED BASIS:

                                                         NINE MONTHS ENDED SEPTEMBER 30,
                                                         -------------------------------
                                                              1995            1996
                                                              ----            ----
Weighted average shares of common stock                       6,740          22,934
Weighted average shares of common stock obtainable
     on exercise of options and warrants and upon
     conversion of convertible preferred stock                8,774           2,224
SAB 83                                                        3,558               -
                                                            -------          ------
Shares used in per share calculation                         19,072          25,158
                                                            -------          ------
Net income                                                   $1,876         $11,614
                                                            -------          ------
Net income per share                                          $0.10           $0.46
                                                            -------          ------
                                                            -------          ------


Net income per share is presented under the primary basis as the effect of dilution under the fully diluted basis is not material.


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